PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into this 16th day of December, 2005 by and between CLEVELAND SENIORCARE CORP., an Indiana corporation (the “Seller”), and OHI ASSET II (OH), LLC, a Delaware limited liability company (the “Buyer”).

RECITALS

WHEREAS, Seller is the owner of the eleven (11) healthcare facilities identified on Exhibit A attached hereto and made a part hereof as the “Facilities” (each being referred to herein individually as a “Facility”); and

WHEREAS, Seller desires to sell, transfer, convey and assign to Buyer, and Buyer desires to acquire, assume and accept from Seller, certain property and assets associated with the Facilities (the “Property,” as further defined herein) on and subject to the terms and conditions contained in this Agreement; and

WHEREAS, Buyer, after it acquires the Property, intends to sell or lease, as the case may be, the Property and the Facilities to CSC MSTR LSCO, L.L.C., an Ohio limited liability Company (the “Tenant”), with any such lease to be pursuant to a master lease agreement (“Lease”), which shall contain such terms and conditions as the Buyer and Tenant shall agree, provided that such transactions or Lease shall have no effect on, nor be part of this Agreement; and

WHEREAS, simultaneous with the closing of the transactions contemplated by this Agreement and in connection with Buyer’s selling or leasing the Property and the Facilities to Tenant pursuant to the Lease, Seller and Tenant shall enter into and execute an Operations Transfer Agreement (“Transfer Agreement”), pursuant to which Seller shall transfer the operations of the Facilities to Tenant, and Tenant shall accept transfer of the operations of the Facilities; and

WHEREAS, simultaneous with the closing of the transactions contemplated by this Agreement, in connection with Buyer’s selling or leasing of the Property and the Facilities to Tenant pursuant to the Lease, and in furtherance of the Transfer Agreement, Seller and Bedrock Slate and Gravel Pit, LLC, an Ohio limited liability company (“Wind Down Agent”), shall enter into and execute an Assignment and Assumption Agreement (“Assignment Agreement”), pursuant to which Seller shall sell, transfer, convey, and assign to Tenant and Tenant shall purchase, acquire, assume, and accept from Seller those certain assets and liabilities associated with the Facilities that are not otherwise sold, transferred, conveyed, assumed, or assigned to Buyer under this Agreement or to Tenant under the Transfer Agreement.

WHEREAS, as a condition to Seller entering into this Agreement, the Assignment Agreement, and the Transfer Agreement, and in connection with Buyer’s leasing the Property to Tenant pursuant to the Lease, Tenant shall cause its affiliate, CommuniCare Health Services, Inc. (“CHS”) to execute and deliver a Guaranty (the “Guaranty”), pursuant to which CHS will guaranty the obligations of Wind Down Agent under the Assignment Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, the parties hereto agree to incorporate the above recitals into this Agreement as if fully rewritten herein and further agree as follows:

1.  Sale. Seller agrees to sell, convey, and assign to Buyer, and Buyer agrees to purchase and assume from Seller, for the Purchase Price (as hereinafter defined), and on the terms and conditions set forth in this Agreement, the Property (as hereinafter defined). For purposes of this Agreement, the term “Property” shall be deemed to mean on a collective basis:

1.1.  The Land. The parcels of land legally described on Exhibit E attached hereto and made a part hereof, together with all rights, easements and interests appurtenant thereto including, but not limited to, any streets or other public ways adjacent to the Land and any water or mineral rights owned by Seller (collectively, the “Land”).

1.2.  The Improvements. All improvements located on the Land, including, but not limited to, the Facilities, and all other structures, systems, fixtures and utilities associated with, and utilized in, the ownership and operation of the Facilities (all such improvements being collectively referred to as the “Improvements”).

1.3.  Personal Property. All tangible personal property located on or in the Land or Improvements or used in connection with the ownership, operation and maintenance of the Facilities (the “Personal Property”), including, but not limited, to, all, if any, building materials, supplies, hardware, and carpeting. The Personal Property does not include the “Consumables”, which are hereby defined to be the inventory of food, dietary supplies, medical supplies, floor stock, maintenance supplies, paper goods, linens, laundry supplies and all other consumables, disposable items used in the operation of the Facilities, and other inventory maintained in connection with Seller’s ownership of the Facilities (the “Inventory”). It is understood and agreed that an inventory of all Consumables shall be taken effective as of the Closing Date and the value of the Consumables in excess of any state mandated requirement at the Seller’s cost, (the “Consumables Value”) shall be incorporated at Closing into the APBS (as defined in the Assignment Agreement) as an asset being acquired by the Wind Down Agent pursuant to the Assignment Agreement.

1.4.  Intangible Personal Property. Each and all of the following items of intangible property owned by Seller or utilized in connection with the ownership and operation of the Facilities (collectively, the “Intangibles”): (i) all right, title and interest in the identity or business of the Facilities as a going concern, including without limitation, any names or trade names by which the Facilities or any one or more of them may be known; (ii) to the extent assignable or transferable, all right, title and interest in and to each and every guaranty and warranty concerning the Improvements and the Personal Property, including, without limitation, any roofing, air conditioning, heating, elevator or other guaranty or warranty relating to the construction, maintenance or replacement of the Improvements or any portion thereof; (iii) all right, title and interest in and to all guaranties and warranties given to Seller that have not expired (either on a “claims made” or occurrence basis) in connection with the operation, construction, improvement, alteration or repair of the Improvements; (iv) to the extent assignable or transferable, all right, title and the interest in, to and under all governmental permits, licenses, authorizations, operating rights and approvals associated with the physical construction of the Improvements (not including any permits, licenses, authorizations or approvals associated with the operation of the Facilities as health care facilities or otherwise); and (v) to the extent assignable or transferable, all right, title and interest in, to and under any certificate of need, operating rights from a governmental authority related to the construction and/or operation of any Facility or any of the Property for the use of a specified number of beds in a nursing facility, MR/DD facility, assisted living facility and/or rehabilitation hospital, and any other activities carried on by the Seller in the Facilities and/or the Property, or alteration of any such Facility or the Property or modification of services provided at such Facility or the Property.

1.5.  Business Records. To the extent that the Seller has ownership and control, all of the following maintained by, issued to or held by Seller: books and records relating to the Facilities or the operation thereof, including, without limitation, files, invoices, forms, accounts, correspondence, patient records, technical, accounting and procedural manuals, employment records, actuarial studies, studies, reports or summaries relating to any environmental matters, and other books and records relating to the ownership, maintenance or operation of any of the Facilities or any of the Property, surveys, engineering or environmental reports and other studies, investigations or depictions of the Facilities or the Property (collectively, the “Business Records”) to the extent the Seller has the right under applicable law to convey or transfer them. Seller and Buyer acknowledge and agree that at the request and direction of Buyer, the Business Records shall be transferred, conveyed, and assigned to Tenant upon Closing in furtherance of Buyer’s selling or leasing of the Property and the Facilities to Tenant pursuant to the Lease and in accordance with the Transfer Agreement; provided Tenant shall be required to fulfill the Seller’s obligations thereunder.

1.6.  For purposes of this Agreement, the term “Provider Agreements” shall mean to the extent they are assignable, any provider agreements held by or issued to Seller or any Facility under which the Facilities are eligible to receive payment under (i) Title XVIII (“Medicare”), Title XIX (“Medicaid”) or any other governmental or quasi-governmental third party payor programs, (ii) any private or quasi-private healthcare reimbursement or private payor programs (including so-called “HMO” and “PPO” programs) (herein, “Third Party Payor Programs”), and (iii) any other agreement, arrangement, program or understanding with any federal, state or local governmental agency or organization or private organization pursuant to which the Facilities qualify for payment or reimbursement for medical or therapeutic care or other goods or services rendered or supplied to any resident.

1.7.  Excluded Property. The Property shall not, however, include any of the following items (the “Excluded Property”) or proceeds therefrom, that may be paid or otherwise realized after Closing: (i) any and all cash (including resident funds), bank deposits, escrows and other cash equivalents, certificates of deposits, marketable securities, cash deposits made by the Seller to secure contract obligations (except to the extent the Seller receives a credit therefor under any other provision of this Agreement), and all accounts receivable in connection with the Facilities accruing prior to the Closing Date, including, without limitation, any and all reimbursements which may be due under any Provider Agreements; (ii) any and all rights in and to claims or causes of action of the Seller against third parties (including, without limitation, for indemnification) with respect to, or which are made under or pursuant to, other Excluded Property; (iii) all prepaid expenses (and rights arising therefrom or related thereto) except to the extent taken into account in determining the prorations provided for under Section 12; (iv) any employment agreements, the same to be assumed by Tenant in the Transfer Agreement; (v) except as set forth in Section 14, any and all contracts of insurance, all coverages and proceeds thereunder and all rights in connection therewith, including, without limitation, rights arising from any refunds due with respect to insurance premium payments to the extent they relate to such insurance policies; and (v) any records relating to Excluded Property.

1.8.  Excluded Liabilities. In addition, notwithstanding anything to the contrary set forth in this Agreement, Buyer hereby does not agree to assume, pay, perform, satisfy or discharge any liability or obligation of Seller (the “Excluded Liabilities”). The term Excluded Liabilities shall include: (i) any liability or obligation of Seller accruing or arising prior to the Closing for breach of contract, personal injury or property damage (whether based on negligence, breach of warranty, strict liability or any other theory) caused by, arising out of or resulting from, directly or indirectly, any alleged or actual acts or omissions; (ii) any liability or obligation of the Seller accruing or arising prior to the Closing for money borrowed; (iii) any liability or obligation of Seller relating to that certain Promissory Note dated January 29, 1999 from Sycamore Holdings, LLC., a Delaware limited liability company, as payor, to Warren L. Wolfson and Ruth L. Wolfson, payees; and (iv) any and all other liabilities and obligations of every kind of Seller.

2.  Purchase Price.

2.1.  Purchase Price. The total purchase price for the Property (the “Purchase Price”) to be paid to Seller by Buyer shall be equal to (A) the sum of (i) One Hundred Fourteen Million Two Hundred Fifty Thousand and no/100 Dollars ($114,250,000.00), and (ii) the Closing Fee of Seven Hundred Fifty Thousand and no/100 ($750,000.00) (“Prime Fee”) due and owing to Prime Care Management LLC (“Prime”) pursuant to the terms of that certain letter agreement between ZC Specialty Insurance Company (“Surety”) and Prime dated April 26, 2005, which shall be paid by Buyer directly to Prime, less (B) an adjustment for capital improvements and equipment lease buy-outs in the amount of $250,000, to be deducted from the cash portion of the Purchase Price and not from the Prime Fee. The Buyer will pay the Purchase Price at Closing by electronic wire transfer of immediately available funds to the Escrow Agent for disbursement in accordance with this Agreement.

2.2.  Intentionally deleted.

2.3.  Intentionally deleted.

2.4.  Allocation of the Purchase Price. The portion of the Purchase Price allocated to each Facility shall be mutually determined by the parties prior to Closing (“Allocated Purchase Price”).

3.  Closing. The purchase and sale contemplated herein shall be consummated at the closing (“Closing”) as of the date hereof (the “Closing Date”). For the purposes of any pro-rations to be made pursuant to this Agreement, the Closing shall be effective as of 12:01 A.M. on the Closing Date.

3.1.  BUYER ACKNOWLEDGEMENT. BUYER ACKNOWLEDGES AND AGREES THAT THE BUYER IS ACQUIRING THE PROPERTY ON AN “AS-IS WHERE-IS” BASIS, WITHOUT REPRESENTATION, WARRANTY OR COVENANT (EXPRESS OR IMPLIED OTHER THAN THE EXPRESS REPRESENTATIONS CONTAINED IN THIS AGREEMENT) BY SELLER AND IN EACH CASE SUBJECT ONLY TO PERMITTED ENCUMBRANCES. SELLER HAS NOT MADE NOR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION, WARRANTY OR COVENANT (EXPRESS OR IMPLIED) OR SHALL BE DEEMED TO HAVE ANY LIABILITY WHATSOEVER AS TO THE VALUE, HABITABILITY, USE, CONDITION, DESIGN, OPERATION, MERCHANTABILITY OR FITNESS FOR USE OF THE PROPERTY (OR ANY PART THEREOF), OR ANY OTHER REPRESENTATION, WARRANTY OR COVENANT WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY (OR ANY PART THEREOF), ANY USE OF THE PROPERTY, ANY BUSINESS OR BUSINESSES CONDUCTED THEREIN, THE VALUE OR FINANCIAL STATUS OF THE PROPERTY OR THE FACILITIES, AND SELLER SHALL NOT BE LIABLE FOR ANY LATENT, HIDDEN, OR PATENT DEFECT THEREON OR THE FAILURE OF THE PROPERTY, OR ANY PART THEREOF, TO COMPLY WITH ANY LEGAL REQUIREMENT. BUYER HAS OR PRIOR TO THE DATE HEREOF WILL HAVE BEEN AFFORDED FULL OPPORTUNITY TO INSPECT THE PROPERTY, AND ANY AND ALL BUSINESSES OR OPERATIONS CONDUCTED THEREIN. IT IS UNDERSTOOD AND AGREED THAT BUYER IS PURCHASING THE PROPERTY AS SPECIFICALLY SET FORTH IN THIS AGREEMENT. SELLER HAS MADE NO REPRESENTATIONS AND WARRANTIES AND SHALL MAKE NO REPRESENTATIONS AND WARRANTIES WITH RESPECT TO ANY OF THE BUSINESSES OR OPERATIONS CONDUCTED IN THE PROPERTY. BUYER REPRESENTS AND WARRANTS TO THE SELLER, WITHOUT ANY LIMITATION WHATSOEVER, THAT IT IS ENTERING INTO THIS AGREEMENT SOLELY ON THE BASIS OF THE RESULTS OF THEIR OWN INSPECTIONS, AND ALL RISKS INCIDENT TO THE MATTERS DESCRIBED IN THE PRECEDING SENTENCE, AS BETWEEN SELLER ON THE ONE HAND, AND BUYER, ON THE OTHER HAND, ARE TO BE BORNE BY BUYER.

3.2.  Execution of the Transfer Agreement and Assignment Agreement.

A.  On or before the Closing Date, and effective at the Closing, Seller shall execute and deliver, and Tenant and CALM OF CLEVELAND, LLC, an Ohio limited liability company (“Manager”), shall execute and deliver the Transfer Agreement.

B.  On or before the Closing Date, and effective at the Closing, Seller shall execute and deliver, and Wind Down Agent shall execute and deliver the Assignment Agreement.

4.  Intentionally omitted.

4.1.  Intentionally omitted.

4.2.  Intentionally omitted.

4.3.  Licensure.

A.  Intentionally omitted.

B.  Tenant has submitted appropriate licensure applications for a change of ownership for the Facilities with the Ohio Department of Health (“ODH”), the Ohio Department of Job and Family Services (“ODJFS”), or the Ohio Department of Mental Retardation and Developmental Disabilities (“ODMR/DD”) whatever the case may be. On December 14, 2005, Tenant provided to Seller and Buyer an affirmative acknowledgement from ODH in a telephone call with a representative of ODH that ODH has approved Tenant or its designees licensure applications and that the Tenant or its designees will be permitted to operate the Facilities from and after the Closing Date. Seller and Buyer understand that the ODN and the ODMR/DD will not issue a license to Tenant until after the Closing. Seller shall permit Tenant to utilize its licenses from the Closing Date until Tenant obtains its own licenses from ODH and the ODMR/DD, provided, that Tenant shall indemnify and hold the Seller harmless from any and all liabilities, costs and expenses of any nature, kind and description arising after the Closing Date, whether from the ownership of the Property and the operation of any business or other activity in the Property, including providing any services to any person. Tenant has named the Seller as an additional insured on any and all insurance policies or other insurance activities covering the Property and any and all operations therein until such time as Tenant shall have received its own licenses from ODH and ODMR/DD.

5.  Seller’s Representations and Warranties. Seller represents and warrants to the Buyer that the following matters are true as of the Closing Date:

5.1.  Ownership. The Seller is the owner, in fee simple, of the Property, subject only to the Permitted Encumbrances.

5.2.  Status. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Seller is duly qualified to do business as a foreign corporation in the State of Ohio.

5.3.  Authority. The execution and delivery of this Agreement and all documents to be executed by it pursuant to this Agreement by Seller, and the performance of this Agreement and all documents to be executed by it pursuant to this Agreement by Seller, have been duly authorized by Seller, and this Agreement is binding on Seller and enforceable against Seller in accordance with its terms except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity. The execution of this Agreement and the consummation of the transactions contemplated in this Agreement do not and will not result in a breach of the terms and conditions of, nor constitute a default under or violation of, Seller's articles of incorporation, bylaws or any law, regulation, court order, or any mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which Seller is now a party or by which any of portion of the Property may be bound or affected and that is material to Seller’s business. The Seller represents and warrants to the Buyer that (i) the holder of the debt evidenced by that certain Promissory Note dated as of January 29, 1999 in the original principal amount of $140,000,000 (the “Defeased Debt”) has consented to, and approved, Sellers request to permit the defeasance of the Defeased Debt and (ii) as of the Closing (which is also the time at which this Agreement is being delivered by the parties), the Defeased Debt has been defeased as required by the documents evidencing the Defeased Debt such that all liens and security interests encumbering any of the Property and securing the Defeased Debt have been released and discharged.

5.4.  Notices of Violations. Buyer acknowledges that Manager manages the Facilities on Seller’s behalf and that Manager has been represented to Seller as being a wholly-owned affiliate of Tenant. Buyer further acknowledges and agrees that the knowledge of the Manager with respect to any representations and warranties contained in this Agreement or the Transfer Agreement will not be imputed to the Seller. To Seller’s knowledge, Seller has received no written notices, orders, demands or other directives from any governmental authorities pertaining to any uncured material violations of any applicable laws, ordinances, rules, regulations, codes, licenses, permits and authorizations pertaining to the operation of the Facilities other than those, if any, which are identified on Exhibit F, attached hereto.

5.5.  Litigation. To the Seller’s knowledge, and except as disclosed on Exhibit G attached hereto and made a part hereof, there are no pending or threatened, judicial, municipal or administrative proceedings affecting the Property which would inhibit the Seller’s ability to transfer the Property as set forth in this Agreement or in which Seller is a party by reason of Seller’s ownership of the Property or any portion thereof in each case other than those that could reasonably be expected to have a Material Adverse Effect.

5.6.  Operator Licenses and Provider Agreements. To Seller’s knowledge, Seller has been issued, and is in good standing with respect to, any and all permits, licenses, regulatory approvals, approvals, certificates of need, accreditations and comparable authorizations (collectively, “Operator Licenses”) from all applicable governmental and quasi-governmental authorities (including, but not limited to, ODH, ODJFS, “ODMR/DD”, any applicable county board of mental retardation and developmental disabilities, the Center for Medicare and Medicaid Services and the Ohio Department of Industrial Relations, Division of Factory and Building Inspection, or any other governmental agency which has jurisdiction over any aspect of the Facilities or over the operation thereof) necessary for the use, operation and maintenance of the applicable Facility and the conduct of Seller’s business therein other than those the failure to have obtained or maintain could not reasonably be expected to have a Material Adverse Effect. Seller has obtained and to Seller’s knowledge, is in good standing with respect to any and all material Provider Agreements under which the Seller and/or the applicable Facility is entitled to receive payment or reimbursement under Medicare, Medicaid or any Third Party Payor Programs.

5.7.  No Reimbursement Audits or Appeals. To the Seller’s knowledge, there are no current, pending or outstanding Medicaid, Medicare or other Third Party Payor Programs’ audits or appeals pending at the Facilities other than those, if any, identified on Exhibit H, attached hereto. To the extent there are any audits or recoveries, the Seller shall have no responsibility or liability, the same to be assumed by the Tenant.

5.8.  United States Person. The Seller is a “United States Person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

5.9.  Taxes and Tax Returns. Seller has taken any and all actions pursuant to applicable federal and state tax laws relating to the timely filing of any and all federal, state, local and foreign tax returns and have paid of any and all applicable tax liabilities, as required, the nonpayment of which could result in a lien being placed against the Property. Sellers have paid (or shall pay as required) all taxes imposed against Seller with respect to which an Buyer, its nominee or Tenant could be held liable under applicable law, or the Property, or any part of it, could be subject to liens or claims, with respect to any period on or prior to the Closing Date, under applicable law.

5.10.  Material Adverse Effect. The words “Material Adverse Effect” when utilized in this Section 5 shall mean only a material adverse effect with respect to the physical condition of the Facilities that is caused by conditions beyond Seller’s control including, but not limited to Acts of God, wars, insurrections and/or any other cause beyond the reasonable control of the party whose performance is affected, taken as a whole, that exceeds Five Million Dollars ($5,000,000.00) in aggregate damage that is not covered by any applicable insurance, exclusive of any applicable insurance deductible.

5.11.  Indemnification. Seller hereby agrees and does indemnify and hold the Buyer and Tenant harmless from and against any and all losses, damages, claims, causes of action, judgments, costs and expenses (including, reasonable fees of attorneys) (collectively, “Losses”) that may be suffered or incurred by or asserted or awarded against Buyer arising out of any breach by Seller of any representations and warranties of Seller contained in this Agreement. The aggregate liability of the Seller to the Buyer or Tenant for indemnification under this Agreement shall be limited to an amount equal to $5,000,000 (the “Cap”). The Buyer shall take all reasonable steps to mitigate all liabilities and claims, including availing itself as reasonably directed by Seller of any defenses, limitations, rights of contribution, claims against third parties and other rights at law, and shall provide such evidence and documentation of the nature and extent of any liability as may be reasonably requested by the Seller. The Buyer and Tenant shall act in a commercially reasonable manner in addressing any liabilities that may provide the basis for an indemnifiable claim and shall respond to such liability in the same manner that it would respond to such liability in the absence of the indemnification provided for in this Agreement. Any request for indemnification of specific costs shall include invoices and supporting documents containing reasonably detailed information about the Losses for which indemnification is being sought. All payments made pursuant to this Section 5.12 shall be treated as adjustments to the Purchase Price for the Facilities for income tax purposes.

Notwithstanding the foregoing, Buyer shall not be entitled to indemnification for any Losses until the aggregate amount of all Losses exceeds One Hundred Thousand Dollars ($100,000), and then only to the extent such Losses exceed $100,000. Moreover, a claim for indemnification shall only valid to the extent delivered from Buyer to Seller within twelve (12) months of the Closing Date. Seller shall defend any claims for which Buyer might be entitled to indemnification under this Agreement with counsel selected by Seller and reasonably acceptable to Buyer and any out of pocket expenses incurred by Seller in so defending shall be charged against the Cap and will be deemed to be Losses for which Buyer has received indemnity. Buyer will not settle any claim for which Buyer is or may be entitled to indemnity hereunder, without Seller’s prior consent so long as the Seller performs its indemnification and defense obligations with respect to such claims. Seller has the right to settle any such claim in its sole discretion so long as such settlement imposes no burdens, limitations or obligations on Buyer, and Buyer agrees to reasonably cooperate and assist Seller with any such defense or settlement discussions or arrangements.

6.  Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the following matters are true as of the Closing Date:

6.1.  Authority. The execution and delivery of this Agreement by Buyer, and the performance of this Agreement by Buyer, has been duly authorized by Buyer, and this Agreement is binding on the Buyer and enforceable against the Buyer in accordance with its terms except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

6.2.  Capacity. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Buyer has the requisite power and authority to enter into this Agreement, perform its obligations hereunder and to conduct its business or operations as now being conducted.

6.3.  Qualification. Neither Buyer nor any of its respective representatives, officers, directors, partners, members, agents or employees has been disqualified from participating in either the Medicare or Medicaid programs or under any Third Party Payor Programs. Without limitation of the foregoing, neither Buyer nor any of its respective officers, directors or managing employees or other employees or agents, or other persons required to be identified (Medicare Form 855) has engaged in any activities which are prohibited under criminal law, or are cause for civil penalties or mandatory or permissive exclusion from Medicare, or any other state health care program.

7.  Intentionally omitted.

8.  Intentionally omitted.

9.  Seller’s Closing Deliveries. At Closing (or such other times as may be specified below), Seller shall deliver or cause to be delivered to Buyer or its designees the following, in form and substance reasonably acceptable to Buyer:

9.1.  Deed. General warranty deeds for each Facility for the Land and Improvements comprising each such Facility, executed by Seller, in recordable form, conveying the Land and Improvements to Buyer free and clear of all liens, claims and encumbrances except for the Permitted Encumbrances. In this regard, the Seller will have no obligation to cure or otherwise remove or release any of the Permitted Encumbrances. As used herein, the term “Permitted Encumbrances” shall mean liens, encumbrances or right of others set forth on Schedule 9.1 to this Agreement.

9.2.  Bill of Sale. The Bill of Sale, executed by Seller, assigning, conveying and warranting to Buyer, or the Buyer’s assignee, title to the Personal Property and Inventory, free and clear of all liens, claims and encumbrances except Permitted Encumbrances.

9.3.  Transfer Agreement. The Transfer Agreement, executed by Seller.

9.4.  Assignment. The Assignment Agreement executed by Seller.

9.5.  Business Records. Copies of all of the Business Records in Seller’s possession or reasonable control, to the extent not already delivered to the Buyer or, at Buyer’s option, Tenant.

9.6.  Keys. Keys to all locks located in the Improvements, to the extent in Seller’s possession or reasonable control.

9.7.  ALTA Statement. If required by the Escrow Agent in order to issue the title policies, an affidavit of title, ALTA (or comparable) statements, executed by Seller and in form and substance acceptable to the Escrow Agent.

9.8.  Closing Statement. A closing statement conforming to the proration and other relevant provisions of this Agreement (the “Closing Statement”).

9.9.  Entity Transfer Certificate. Entity Transfer Certification confirming that Seller is a “United States Person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

9.10.  Certified Resolutions. Certified resolutions of the Seller authorizing the transaction and incumbency certificate.

9.11.  Discharges of Liens and Security Interests. Such discharges, releases and termination statements necessary to discharge, release and terminate all liens and security interests attached to the Property.

9.12.  Possession of the Facilities. Seller will deliver possession of the Property to Buyer, subject to the terms of the Lease.

9.13.  Other. Such other documents and instruments as may reasonably be required by Buyer, Tenant or the Title Insurer and that may reasonably be necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties pursuant to this Agreement.

For a period of six (6) months after Closing, the Seller shall execute and deliver to the Buyer, Tenant, the Wind Down Agent and/or the Title Company such further documents and instruments as shall be reasonably requested to effect this transaction and otherwise effect the agreements of the parties hereto.

10.  Buyer’s Closing Deliveries. At Closing Buyer shall cause the following to be delivered to Seller in form reasonably acceptable to Seller:

10.1.  Purchase Price. The Purchase Price, plus or minus prorations as agreed by the Buyer and Seller, shall be delivered to the Title Company in escrow for disbursement to Seller.

10.2.  Closing Statement. A closing statement conforming to the proration and other relevant provisions of this Agreement.

10.3.  Certified Resolutions. Certified resolutions of the Buyer authorizing the transaction and an incumbency certificate.

10.4.  Other. Such other documents and instruments as may reasonably be required by Seller or the Title Insurer and that may reasonably be necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties pursuant to this Agreement. The Buyer shall not withhold any funds from Closing whatsoever.

For a period of six (6) months after Closing, the Buyer shall execute and deliver to the Seller and/or the Title Company such further documents and instruments as shall be reasonably requested to effect this transaction and otherwise effect the agreements of the parties hereto.

11.  Tenant’s and Wind Down Agent’s Closing Deliveries. At Closing, Tenant and Wind Down Agent, as appropriate, shall cause the following to be delivered to Seller:

11.1.  Transfer Agreement. The Transfer Agreement, executed by Tenant and Manager.

11.2.  Assignment Agreement. The Assignment Agreement executed by the Wind Down Agent.

11.3.  Certified Resolutions. Certified resolutions of the Tenant, the Manager and the Wind Down Agent, authorizing the transaction and an incumbency certificate.

11.4.  Other. Such other documents and instruments as may reasonably be required by Seller, Buyer or the Title Insurer and that may reasonably be necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties pursuant to this Agreement.

For a period of six (6) months after Closing, the Tenant and the Wind Down Agent shall execute and deliver to the Seller, the Buyer and/or the Title Company such further documents and instruments as shall be reasonably requested to effect this transaction and otherwise effect the agreements of the parties hereto.

12.  Prorations And Adjustments. The parties to this Agreement have agreed that the Seller and the Wind Down Agent will settle most, if not all, of the items to be pro-rated by the Buyer and the Seller to this Agreement pursuant to the Assignment Agreement; provided, however, that the real estate taxes and assessments currently due and payable for the Facilities in Cuyahoga County for the period of January 1, 2005 thru June 30, 2005 shall be paid by the Seller at the Closing. To the extent that the Seller and the Wind Down Agent do not pro-rate or otherwise address such items pursuant to the Assignment Agreement, the following shall be prorated and adjusted between Seller and the Buyer as of the Closing Date, except as otherwise specified:

12.1.  Revenues and Expenses. Except as otherwise provided in the Assignment Agreement, all revenues (including, but not limited to, payments due from the residents of the Facilities or under the Provider Agreements) and expenses related to the operation of the Facilities shall be prorated as of the Closing Date, with Seller entitled to such revenues and responsible for such expenses arising out of the operation of the Facilities for periods prior to the Closing Date, and Tenant, as the case may be, shall be entitled to the revenues and responsible for the expenses arising out of its operation of the Facilities on and after the Closing Date.

12.2.  Utilities. Water, electricity, sewer, gas, telephone and other utility charges not paid directly by the Seller, if any, based, to the extent practicable, on final meter readings and final invoices.

12.3.  Taxes. All accrued general real estate, personal property and ad valorem taxes for the current year (January 1, 2005 through December 31, 2005) applicable to the Property shall be prorated on an accrual basis with the Seller responsible for each day of the year prior to Closing and with the Buyer responsible for each day of the year on and after Closing. As the tax bills for the current year may not be issued (in whole or in part, i.e. partial period tax bills may be issued) until 2006, such taxes shall be prorated for the Property for the period of January 1, 2004 through December 31, 2004. Prior to or at Closing, Seller shall pay or have paid all tax bills that are due and payable prior to or on the Closing Date and shall furnish evidence of such payment to Buyer and the Title Company.

12.4.  Assessments. All assessments, general or special, shall be prorated as of the Closing Date, with Seller being responsible for any installments of assessments which are due prior to the Closing Date and Buyer being responsible for any installments of assessments which are due on or after the Closing Date.

12.5.  Bed Taxes. All bed taxes due under Ohio Revised Code §§ 3721.50 - 3721.99 or provider franchise fees for the current year applicable to the Facilities shall be prorated on an accrual basis utilizing actual final tax bills, if available, with the Seller responsible for each day of the year prior to the Closing and with the Buyer responsible for each day of the year on and after the Closing. If such tax bills are not available, such taxes shall be prorated on the basis of the most currently available tax bills for the Facilities. Prior to or at Closing, Seller have paid all such tax bills that are due or will pay any amount accrued as of that date to the Buyer, by means of a credit against the Purchase Price due at Closing.

12.6.  General Proration Provisions. For purposes of calculating prorations, the Buyer at its direction and election or Tenant shall be deemed to be in title to the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date. The amount of such prorations shall be adjusted in cash after Closing, as and when complete and accurate information becomes available. Seller and the Buyer agree to cooperate and use their good faith and diligent efforts to make such adjustments no later than thirty (30) days after the Closing, or as soon as is reasonably practicable if and to the extent that the required final proration information is not available within such thirty (30) day period. Items of income and expense for the period prior to the Closing Date will be for the account of Seller and items of income and expense for the period on and after the Closing Date will be for the account of the Buyer or its designee, all as determined by the accrual method of accounting. Bills received after Closing that relate to expenses incurred, services performed or other amounts allocable to the period prior to the Closing Date shall be paid by Seller. The obligations of the parties pursuant to this Section 12 shall survive the Closing and shall not merge into any documents of conveyance delivered at Closing.

13.   Intentionally omitted.

14.  Casualty and Condemnation.

14.1.  Casualty. If prior to the Closing one or more of the Facilities shall be damaged by fire or other casualty, then Buyer shall take the Property as it is and Seller hereby assigns all insurance proceeds (including casualty and business interruption insurance), or the right to receive the same, and the rights to any other claims arising as a result of the damage.

14.2.  Condemnation.

A.  Intentionally omitted.

B.  If prior to the Closing (a) less than substantially all of a Facility shall be taken by condemnation or eminent domain, (b) there is any material taking of land lying in the bed of any street or highway, open or proposed, in front of or adjoining all or any part of the Land, or (c) there is any change of grade or closing of any such street or highway abutting or adjacent to the Land, that in any such case would materially impair access to and from the Land or otherwise materially interfere with its occupancy and use as a skilled nursing facility, then the Buyer shall be entitled to no abatement of the Purchase Price by reason of such taking, change of grade, or closing, and the proceeds of, or right to any proceeds of, any award or payment in respect of such taking, change of grade, or closing are hereby assigned to the Buyer at the Closing.

15.  Closing Expenses. Seller will pay at Closing, all closing costs and expenses, pertaining to the release of the indebtedness described on Exhibit I and of any mortgages, security interests or liens on the Property, including any fees or premiums of any nature, associated with prepayment of that indebtedness, the cost of an owner’s title insurance policy to be issued to Buyer at Closing with respect to the Property (excluding the cost of any endorsements thereto that may be requested by Buyer), the fees of Seller’s attorneys, and one-half (1/2) of any documentary and state, county and municipal transfer taxes relating to the instruments of conveyance contemplated herein and any escrows hereunder. In turn, the Buyer will be responsible for, and will pay at or prior to Closing, all closing costs and expenses related to its due diligence including, without limitation, the cost of any surveys or environmental site assessments procured by Buyer in connection with its due diligence, the fees of Buyer’s attorneys, the cost of procuring any endorsements to its owner’s title guaranty insurance policy , the cost of any title insurance policy to be issued to any lender providing financing for the Buyer’s acquisition of the Property, and all other costs and expenses associated with procuring such financing and one-half (1/2) of any documentary and state, county and municipal transfer taxes relating to the instruments of conveyance contemplated herein and any escrows hereunder. The Buyer and Seller will each pay one-half (½) of any closing or escrow fee that may be charged by the Escrow Agent.

16.  Successors and Assigns. The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors, beneficiaries and assigns.

17.  Survival. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under Sections 5, 6, 11, 12, 20, 22.8, and 22.9 shall survive Closing and the delivery of any conveyance documentation for a period of one (1) year; and the provisions of Sections 4.1, 20 and 22.8 shall survive any termination of this Agreement for a period of one (1) year. This Agreement and the obligation to close contained herein shall not be terminated except as expressly permitted herein.

18.  Notices. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Buyer as follows:

if to Seller:  Cleveland SeniorCare Corp.
10401 North Meridian Street, Suite 122
Indianapolis, Indiana 46290
Attention: Jay L. Hicks
Facsimile: (317) 630-3159

with a copy to:  Bose McKinney & Evans LLP
600 East 96th Street, Suite 500
Indianapolis, Indiana 46240
Attention: James C. Carlino
Facsimile: (317) 223-0328

if to Buyer:  OHI Asset II (OH), LLC
9690 Deereco Road, Suite 100
Timonium, Maryland 21093
Attention: Daniel J. Booth
Facsimile: (410) 427-8824

with a copy to:  Myers Nelson Dillon & Shierk, PLLC
125 Ottawa Ave., N.W., Suite 270
Grand Rapids, Michigan 49503
Attention: Mark E. Derwent
Facsimile: (616) 233-9642

if to the Tenant, Manager or Wind Down Agent:

CommuniCare Family of Companies
4700 Ashwood Drive, Suite 200
Cincinnati, Ohio 45241
Attention: Charles R. Stoltz, Chief Financial Officer
Facsimile: (513) 530-1359

With a copy to: Benesch, Friedlander, Coplan & Aronoff LLP
2300 BP Tower
200 Public Square
Cleveland, Ohio 44114
Attention: Harry M. Brown
Facsimile: (216) 363-4588

or to such other address as either party may hereunder designate in writing.

Notices shall be deemed properly delivered and received (i) the same day when personally delivered; or (ii) one day after deposit with Federal Express or other commercial overnight courier; or (iii) the same day when sent by confirmed facsimile.

19.  Benefit. This Agreement is for the benefit only of the parties hereto and their nominees, successors, beneficiaries and assignees and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof. There are no third party beneficiaries.

20.  Brokerage. Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction other than Marcus & Millichap (the “Broker”) and that the fee or commission which may be due to the Broker under this Agreement shall be payable by the Seller. Seller hereby indemnifies, protects and defends and holds Buyer harmless from and against any and all losses resulting from the claims of any other broker, finder, or other such party, claiming by, through or under the acts or agreements of Seller. Likewise, Buyer hereby indemnifies, protects and defends and holds Seller harmless from and against any and all losses resulting from the claims of any broker, finder or other such party, claiming by, through or under the acts or agreements of Buyer. The obligations of the parties pursuant to this Section 20 shall survive the Closing.

21.  Reasonable Efforts. Seller and Buyer shall use their reasonable, diligent and good faith efforts, and shall cooperate with and assist each other in their efforts, to obtain such consents and approvals of third parties (including, but not limited to, governmental authorities), to the transaction contemplated hereby, and to otherwise perform as may be necessary to effectuate transfer the Property to Buyer in accordance with this Agreement.

22.  Miscellaneous.

22.1.  Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals, in each case with respect to the transaction contemplated herein, are hereby superseded and rendered null and void and of no further force and effect and are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

22.2.  Legal Holidays. If any date herein set forth for the performance of any obligations by Seller or Buyer or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed for observance thereof in the State of Ohio.

22.3.  Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Buyer have contributed substantially and materially to the preparation of this Agreement. The headings of various sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

22.4.  Knowledge. The parties acknowledge that the day to day operations of the Facilities have not been managed by Seller but by a management company under contract with Seller. Whenever any statement herein is made “to Seller’s knowledge” or words of similar intent or effect of any party or representative, such person shall make such statement only if such facts and other information which, as of the date the representation is given, are actually known to the party making such statement, which with respect to Seller means the knowledge of the President and Treasurer, without any independent investigation.

22.5.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

22.6.  Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof, provided that the intent and content of this Agreement are not substantially altered.

22.7.  Conflict. Notwithstanding there may have been a letter of interest executed by the parties, the Buyer and Seller agree that the letter of interest and anything contained therein shall have absolutely no effect upon or in any fashion have any influence on this Agreement, to the extent the parties have recognized that letter of interest has been incorporated into this Agreement and it is of no further use, effect or value whatsoever.

22.8.  Confidential Information. The parties acknowledge that the transaction described herein and any information obtained by Buyer or its attorneys, partners, accountants, consultants, lenders or investors (collectively, the "Permitted Outside Parties") in the conduct of its due diligence is of a confidential nature and shall not be disclosed except to Permitted Outside Parties or as required by law. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof, and not duplicate or use such information, except deliveries to Permitted Outside Parties in connection with the transactions contemplated hereby. In the event of the termination of this Agreement for any reason whatsoever, Buyer shall return to Seller, all documents, work papers, engineering and environmental studies and reports and all other materials (including all copies thereof obtained from Seller or Broker in connection with the transactions contemplated hereby), and each party shall use its best efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information. The provisions of this Section 22.8 shall survive the Closing. Notwithstanding the foregoing, the Seller acknowledges that the Buyer has informed the Seller that the Buyer is obligated under federal securities laws to publicly announce the entry of the Buyer into this Agreement and to file this Agreement, together with a description thereof, with the Securities and Exchange Commission, and the Seller consents to such announcement and filing.

22.9.  Consent to Jurisdiction. The parties hereto irrevocably agree that all actions or proceedings in any way, manner or respect arising out of or from or related to this Agreement shall be litigated in Courts having situs within the State of Ohio. The parties hereby consent and submit to the jurisdiction of any local, state or federal courts located within Ohio and consent that all such service of process be made by certified mail directed to the party at the address stated herein and service so made shall be deemed to be completed upon actual receipt thereof. The parties hereby waive any right they may have to transfer or change the venue of any litigation brought in accordance herewith.

22.10.  Waiver of Trial by Jury. The parties hereto knowingly, voluntarily and intentionally waive (to the fullest extent permitted by applicable law) any right they may have to a trial by jury of any dispute arising under or relating to this Agreement and agree that any such dispute shall be tried before a judge sitting without a jury.

22.11.  Guaranty. Simultaneously with the execution of this Agreement, CHS shall execute and deliver the Guaranty.

22.12.  Time of Essence. Time is of the essence of this Agreement and each and all of its provisions.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement on the date first above written.

SELLER: CLEVELAND SENIORCARE CORP. By: /s/ Jay L. Hicks Name: Jay L. Hicks Its: President

BUYER: OHI ASSET II (OH), LLC By: Omega Healthcare Investors, Inc., its sole member By: /s/Daniel J. Booth Name: Daniel J. Booth Its: COO

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Signature Page to
Agreement of Purchase and Sale

The undersigned are joining in the execution of this Agreement for the express purpose of agreeing to the terms, conditions and provisions of Sections 1.3, 3.2, 4.3B, 5.11, 11, 12, 18, 22.8, 22.9 and 22.11 and for no other purpose.

TENANT: CSC MSTR LSCO, LLC By: /s/ Charles R. Stoltz Name: Charles R. Stoltz Its: Chief Financial Officer
MANAGER: CALM OF CLEVELAND, LLC By: /s/ Charles R. Stoltz Name: Charles R. Stoltz Its: Chief Financial Officer
WIND DOWN AGENT: BEDROCK SLATE AND GRAVEL PIT, LLC By: /s/ Charles R. Stoltz Name: Charles R. Stoltz Its: Chief Financial Officer

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Signature Page toAgreement of Purchase and Sale

SCHEDULE OF EXHIBITS

Exhibit A	List of the Facilities
Exhibit B	Omitted
Exhibit C	Omitted
Exhibit D	Omitted
Exhibit E	Legal Descriptions of the Land
Exhibit F	Pending Legal Notices
Exhibit G	Pending Litigation
Exhibit H	Reimbursement Audits and Appeals
Exhibit I	Indebtedness to be Paid Off and Released at Closing
Schedule 9.1	Permitted Encumbrances

Exhibit A
List of Facilities

	Facility Name	Street	City	State	Zip	County	# of Beds
1.	Aristocrat Berea	255 Front Street	Berea	OH	44017	Cuyahoga	225
2.	Candlewood Park	1835 Belmore Ave	Cleveland	OH	44112	Cuyahoga	134
3.	Falling Water	18840 Falling Water	Strongsville	OH	44136	Cuyahoga	139
4.	Grande Pointe Health Care	3 Merit Drive	Richmond Heights	OH	44143	Cuyahoga	166
5.	Greenbrier	6455 Pearl Road	Parma Heights	OH	44130	Cuyahoga	68
6.	Greenbrier HCC	6455 Pearl Road	Parma Heights	OH	44130	Cuyahoga	196
7.	Ohio Extended Care Facility	3364 Kolbe Road	Lorain	OH	44053	Lorain	192
8.	Pebble Creek	670 Jarvis Road	Akron	OH	44319	Summit	191
9.	Pine Grove	5608 Pearl Road	Parma	OH	44129	Cuyahoga	22
10.	Pine Valley Care Center	4360 Brecksville Road	Richfield	OH	44286	Summit	97
11.	Wyant Woods	200 Wyant Road	Akron	OH	44313	Summit	180
							1,610

Exhibit F
Pending Legal Notices

None.